TRANSLUX logo


FOR IMMEDIATE RELEASE


Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203.642.5903

                    TRANS-LUX REPORTS FIRST QUARTER RESULTS


NORWALK, CT, May 16, 2011 - Trans-Lux Corporation (OTC: TNLX), a leading supplier of programmable electronic information displays and next generation LED lighting, today reported financial results for the first quarter ended March 31, 2011. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Revenues for the first quarter 2011 totaled $4.9 million, down from $5.4 million for the first quarter 2010. Trans-Lux recorded a net loss for the first quarter 2011 of $1.7 million (loss of $0.68 per share), compared with a net loss of $1.4 million (loss of $0.59 per share) for the same period in the prior year. The Company recorded an additional $70,000 restructuring charge for the first quarter 2011. The Company recorded an increase in bad debt expense in the current period, which is reflected in the increase in general and administrative expenses for the first quarter 2011. EBITDA for the first quarter 2011 is a negative $155,000 compared with a positive $386,000 in the same 2010 period.

"The first quarter results reflect reduced revenue and gross profit, but an improvement in our gross profit margin," said Mr. Allain. "The financial markets and other markets we serve remain challenged and margins continue to be under pressure, but our ability to deliver new LED digital signage solutions and LED lighting products should help further drive our business momentum."

About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit our web site at www.trans-lux.com.
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                         (Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 3

                             TRANS-LUX CORPORATION

                              TABLE OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                                        THREE MONTHS ENDED
                                                              MARCH 31
                                                        ------------------
(In thousands, except per share data)                      2011       2010
--------------------------------------------------------------------------
Revenues                                                $ 4,917    $ 5,386
                                                        ------------------
Net loss                                                $(1,670)   $(1,420)
                                                        ------------------
Calculation of EBITDA:
  Net loss                                              $(1,670)   $(1,420)
  Interest expense, net                                     361        418
  Income tax expense                                          7         14
  Depreciation and amortization                           1,147      1,374
                                                        ------------------
Total EBITDA (1)                                        $  (155)   $   386
                                                        ==================

Loss per share - basic and diluted                      $ (0.68)   $ (0.59)
                                                        ------------------

Average common shares outstanding - basic and diluted     2,443      2,393
--------------------------------------------------------------------------

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.